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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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US ECOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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US ECOLOGY, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Eastern Daylight Time on Thursday, June 2, 2016
PLACE	US Ecology, Inc.—Regional Office 17440 College Parkway, Suite 300 Livonia, Michigan 48152
PURPOSE	(1)	To elect six directors to the Board of Directors to serve a one-year term.
	(2)	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2016.
	(3)	To hold a non-binding advisory vote on the Company's executive compensation.
	(4)	To transact other business as may properly come before the meeting or any adjournments or postponements thereof.
RECORD DATE
You are entitled to vote if you were a stockholder at the close of business on April 8, 2016. A list of stockholders will be available for inspection at the Company's principal office in Boise, Idaho for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.
VOTING BY PROXY
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for voting via the Internet. This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will reduce our printing and mailing costs and the environmental impact of the proxy materials. Your vote is important. Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement. Please vote as soon as possible.

Jeffrey R. Feeler
Chairman of the Board of Directors

Boise, Idaho
April 21, 2016

All Stockholders are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and elect to revoke your proxy.

PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

US ECOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2016

PROXY STATEMENT

        The Board of Directors ("Board" or "Board of Directors") of US Ecology, Inc. ("Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 2, 2016, at 8:00 a.m. Eastern Daylight Time, at the US Ecology, Inc.—Regional Office, 17440 College Parkway, Suite 300, Livonia, Michigan 48152, including any adjournments or postponements thereof (the "Meeting" or the "Annual Meeting"). We intend to mail a Notice Regarding the Availability of Proxy Materials ("Notice") and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting on or about April 22, 2016.

PROXY SOLICITATION AND VOTING INFORMATION

        In accordance with the rules and regulations adopted by the Securities and Exchange Commission ("SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish proxy materials, including this Proxy Statement, the proxy card and the Company's Annual Report on Form 10-K for the year ended December 31, 2015 ("Annual Report"), to our stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will inform stockholders how they may access and review all of the proxy materials. The Notice will also inform stockholders how to submit a proxy through the Internet. If you wish to receive a paper copy or e-mail copy of your proxy materials, please follow the instructions in the Notice for requesting such materials. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for any Internet access charges you may incur.

        If you are a stockholder of record, you may vote in person at the Annual Meeting. A ballot will be provided to you upon your arrival. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet, by telephone or by mail. The procedures for voting by proxy are as follows:

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  To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

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  To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

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  To vote by proxy using a mailing card (if you received a printed copy of these proxy materials by mail), complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

        All shares represented by duly executed proxies on the accompanying form received prior to the Meeting will be voted in the manner specified therein. Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy. For any matter for which no choice has been specified in a duly executed proxy, the shares represented will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company's independent registered public accounting firm, FOR the compensation as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this Proxy Statement, and, with respect to any other business that may properly come before the Meeting, at the discretion of the persons named in the proxy.

        The Company is providing Internet proxy voting to allow you to vote your shares on-line using procedures designed to ensure the authenticity and correctness of your voting instructions. If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on June 1, 2016, to be counted.

        The Annual Report is being furnished with this Proxy Statement to stockholders of record as of April 8, 2016. The Annual Report does not constitute a part of the proxy solicitation materials except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

        The Board of Directors of the Company fixed April 8, 2016 as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date there were 21,759,860 shares of common stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (6), multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses. For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting. If any stockholder has given such notice, all stockholders may cumulatively vote. The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees. The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy in favor of the director nominees identified herein.

        The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. In accordance with the Company's Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters. Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting, but are counted for purposes of determining whether a quorum is present.

CORPORATE GOVERNANCE

        In accordance with the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although the Company's non-employee directors are not involved in day-to-day operations, they are kept informed of the Company's business through written financial and operations reports and other documents provided to them from time to time by the officers of the Company, as well as by operating, financial and other reports presented by the officers of the Company in preparation for, and at meetings of, the Board of Directors and the three standing committees of the Board of Directors.

        The Board of Directors is ultimately responsible for the Company's corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002.

        The Board of Directors has adopted a Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executive Officers as well as a Code of Ethics for Directors (collectively the "Codes of Ethics"), which have been filed with the SEC and posted on the Company's website at www.usecology.com. Please note that none of the information on the Company's website is incorporated by reference in this Proxy Statement. There have been no waivers to the Codes of Ethics since their adoption. Any future waivers or changes would be disclosed on the Company's website.

        Independence.    The Company is required by NASDAQ listing standards to have a majority of independent directors. The Board of Directors has determined that the following directors are independent as defined by the applicable NASDAQ standards: Joe F. Colvin, Katina Dorton, Daniel Fox, Stephen A. Romano and John T. Sahlberg. The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

        Mr. Feeler is the Company's President and Chief Executive Officer and therefore not considered independent under the applicable NASDAQ standards. The Board of Directors also determined that David M. Lusk, who is currently a director of the Company but who is not standing for reelection at the Annual Meeting, is independent under such standards.

        Meetings of the Board of Directors.    During the year ended December 31, 2015, the Board of Directors held five regularly scheduled meetings. Six special meetings of the Board were also held. Each of the directors attended at least 75% of the total meetings of the Board of Directors and the total number of meetings held by the committees on which he or she served. Director attendance at the Annual Meeting of Stockholders is encouraged but not required. All directors who stood for election at the 2015 Annual Meeting of Stockholders on May 27, 2015 attended that meeting. It is the policy of the Board to hold regular executive sessions where non-employee directors meet without management participation. The Board of Directors met in executive session without management present at all regularly scheduled Board of Directors meetings in fiscal year 2015.

        Risk Oversight.    The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value while managing risk. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to understand and manage those risks, but also evaluating what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company's business strategy is a key part of its assessment of management's risk tolerance and determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment, which is monitored and coordinated by the Company's Audit Committee. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, committees of the Board also have responsibility for certain aspects of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls. In setting compensation, the Compensation Committee strives to create incentives and equity ownership programs that will align the interests of management with stockholders and encourage an appropriate level of risk-taking behavior consistent with the Company's business strategy. The Company conducts an annual assessment of the risk management process which is monitored and coordinated by the Company's Audit Committee, the findings of which are reported to the Board.

        Committees of the Board of Directors.    The three standing committees of the Board of Directors are the Audit, Corporate Governance and Compensation Committees.

        Audit Committee—The current members of the Audit Committee are Messrs. Fox and Sahlberg, and Ms. Dorton. Mr. Fox is the chairman. The Audit Committee, which met four times in 2015, has duties that include the following:

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  Reviewing the proposed plan and scope of the Company's annual audit, as well as the audit results, and reviewing and approving the selection of and services provided by the Company's independent registered public accountant and its fees;

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  Meeting with management to assure the adequacy of accounting principles, financial controls and policies;

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  Reviewing transactions that may present a conflict of interest on the part of management or individual directors;

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  Meeting at least quarterly to review financial results, discuss financial statements and SEC reporting and make recommendations to the Board;

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  Overseeing enterprise-wide approach to risk management;

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  Monitoring dividend policy and confirming that cash flows are legally sufficient to support dividend payments prior to declaration; and

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  Reviewing the independent registered public accountant's recommendations for internal controls, adequacy of staff and management performance concerning audit and financial controls.

        The Board of Directors has determined that each of Messrs. Fox and Sahlberg, and Ms. Dorton meet the independence requirements for Audit Committee service set forth in the applicable rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that each of Mr. Fox and Ms. Dorton qualifies as an "audit committee financial expert" as defined in Item 407 of Regulation S-K. The written charter for the Audit Committee is available on the Company's website at www.usecology.com.

        Corporate Governance Committee—The current members of the Corporate Governance Committee are Messrs. Colvin and Fox, and Ms. Dorton. Ms. Dorton is the chairman. The Corporate Governance Committee, which met two times in 2015, fulfills the requirement of a nominating committee composed solely of independent directors as required by the applicable NASDAQ listing standards. The Corporate Governance Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded. On March 3, 2016, the Corporate Governance Committee recommended and the Board of Directors discussed and approved the six director nominees standing for election at the Annual Meeting, five of whom the Board of Directors has determined are independent as defined by the applicable NASDAQ standards.

        The Corporate Governance Committee does not have a stated policy with regard to the consideration of diversity in identifying director nominees, but rather evaluates candidates based upon various factors, including, but not limited to:

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  Integrity;

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  Education and business experience;

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  Broad-based business acumen;

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  Understanding of the Company's business, industry and related regulatory environment; and

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  Expertise.

The Company believes that consideration of these and other factors leads to a Board consisting of individuals with viewpoints, professional experience, education, skills and other qualities that contribute to Board heterogeneity. The Corporate Governance Committee and Board evaluated the qualifications of the Board as a whole, considering a number of key skills. The Corporate Governance Committee concluded that the individuals nominated to stand for election at the Annual Meeting of Stockholders collectively offer a mix of skills, expertise and experience that is well suited to the Company's needs. The written charter for the Corporate Governance Committee is available on the Company's website at www.usecology.com.

        Compensation Committee—The current members of the Compensation Committee are Messrs. Colvin, Fox and Sahlberg. Mr. Colvin is the chairman. The Board of Directors has determined that each of Messrs. Colvin, Fox and Sahlberg meets the independence requirements for Compensation Committee service set forth by the applicable NASDAQ listing standards. The Compensation Committee, which met five times in 2015, oversees the Company's overall compensation policies, reviews and approves performance targets for the Company's incentive compensation programs, designs and administers the Company's equity compensation plans, and reviews and approves the compensation of each of the Named Executive Officers, including the amount of base salary, incentive compensation and equity compensation payable. The Compensation Committee also makes recommendations to the Board regarding compensation of the Board and performs other Board-delegated functions. The written charter for the Compensation Committee is available on the Company's website at www.usecology.com.

        Board Leadership Structure.    Each year the Board selects a Chairman of the Board and a Chief Executive Officer. The Chairman of the Board is responsible for helping establish the Company's strategic priorities, presiding over Board meetings and communicating the Board's guidance to management. The Chief Executive Officer, on the other hand, is responsible for the day-to-day management of the Company's operations and business and reports directly to the Board.

        During the 2015-2016 Board year, the roles of Chairman of the Board and Chief Executive Officer were both held by Mr. Feeler. Mr. Feeler has been with the Company for nearly a decade, which has given him a unique understanding of the environmental services industry, market trends and the Company's strategic position, strengths and weaknesses, as well as day-to-day operational details. The Board believes that these attributes make Mr. Feeler uniquely qualified to serve in both positions and helps the Board and management operate in an efficient and effective manner.

        The Company's Corporate Governance Guidelines specify that when the Chairman of the Board also serves as an employee of the Company, the Chairman of the Corporate Governance Committee shall serve as "Lead Independent Director" and, among other things, serve as a liaison between the non-independent chairman and the independent directors; review and approve the schedule, agenda and materials for all meetings of the Board; chair executive sessions of the independent Board members at scheduled Board meetings without the non-independent chairman present; provide consultation and direct communication to major stockholders, if requested; and call special meetings of the independent Board members if needed. From the date of Mr. Feeler's appointment to Chairman of the Board on May 27, 2015, Ms. Dorton has served as Lead Independent Director.

        Although the Board believes that this leadership structure is currently in the best interests of the Company and its stockholders, the Board will, from time to time, reevaluate whether to separate the responsibilities of Chief Executive Officer and Chairman of the Board.

 SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company's proxy materials and for consideration at the 2017 Annual Meeting of Stockholders ("2017 Annual Meeting") no later than December 12, 2016. Any such proposals are requested to be submitted to Wayne R. Ipsen, Secretary, US Ecology, Inc., 251 E. Front St., Suite 400, Boise, Idaho 83702 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

        Stockholders may also submit recommendations for nominees for director to Wayne R. Ipsen, Secretary, US Ecology, Inc., 251 E. Front St., Suite 400, Boise, Idaho 83702. Recommendations are requested no later than December 12, 2016 for consideration by the Corporate Governance Committee for the 2017 Annual Meeting of Stockholders. In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates. Nominees should reflect suitable expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

        Other stockholder communications to the Board of Directors may be sent at any time to US Ecology, Inc., c/o Wayne R. Ipsen, Secretary, 251 E. Front St., Suite 400, Boise, Idaho 83702. Management intends to summarize and present all such communications to the Board of Directors.

        The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a stockholder intends to present a proposal at the 2017 Annual Meeting without inclusion of that proposal in the Company's proxy materials and written notice of the proposal is not received by the Secretary of the Company by March 8, 2017 (the date that is forty-five (45) days before the one year anniversary on which the Company first sent its proxy materials for this Annual Meeting), or if the Company meets other requirements of the applicable SEC rules, the proxies solicited by the Board of Directors for use at the 2017 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2017 Annual Meeting.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

        At the Meeting, the six director nominees receiving the greatest number of votes cast will be elected, provided that each nominee receives a majority of the votes cast. Directors so elected will hold office until the next Annual Meeting of Stockholders or until their death, resignation or removal, in which case the Board of Directors may or may not appoint a successor. It is the intent of the persons named in the proxy, Jeffrey R. Feeler and Wayne R. Ipsen, to vote proxies that are not marked to the contrary for the director nominees named below. If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

        The Corporate Governance Committee recommended six directors to stand for election to the Board of Directors. All nominees have agreed to serve if elected. During 2015, the Company did not receive any nominee recommendations from stockholders.

Nominees for Directors

Name	Age	Position with Company	Residence	Director Since
Joe F. Colvin	73	Independent Director	Santa Fe, NM	2008
Katina Dorton	58	Independent Director	Raleigh, NC	2014
Jeffrey R. Feeler	46	Chairman, President and CEO	Boise, ID	2013
Daniel Fox	65	Independent Director	Boise, ID	2010
Stephen A. Romano	61	Independent Director	Niwot, CO	2002
John T. Sahlberg	62	Independent Director	Boise, ID	2015

        Joe F. Colvin joined the Board of Directors in 2008. He is a former senior executive with more than forty (40) years of experience in the nuclear energy field. Mr. Colvin serves as the Chairman, President and Chief Executive Officer of The Club at Las Campanas, a private golf, tennis and equestrian country club in Santa Fe, New Mexico (2012). He previously served as a director of Cameco Corporation (1999-2015) and the American Nuclear Society (2007-2012), an organization in which he served as President from 2011-2012. He is also President Emeritus of the Nuclear Energy Institute, Inc. ("NEI"), serving since 2005 and previously served in various executive positions with the NEI, including President and Chief Executive Officer (1996 to 2005) and Executive Vice President and Chief Operating Officer (1994 to 1996). Mr. Colvin previously held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power Operations. Mr. Colvin served twenty (20) years as a line officer with the U.S. Navy nuclear submarine program.

        The Board of Directors concluded that Mr. Colvin is qualified to serve as a director because of his extensive senior management experience, deep knowledge of the nuclear industry and participation on the boards of large public and private organizations.

        Katina Dorton joined the Board of Directors in 2014. She is currently Chief Financial Officer of Immatics GmbH, a biotechnology company. Ms. Dorton has more than twenty (20) years of investment banking experience advising corporate clients and their boards on capital markets, fund raising, mergers and acquisitions and other strategic transactions. She previously served as Managing Director at Needham & Co., Managing Director-Investment Banking at Morgan Stanley, and as an attorney in private practice at Sullivan & Cromwell. Ms. Dorton holds a J.D. from the University of Virginia School of Law, an M.B.A. from George Washington University, and a B.A. from Duke University.

        The Board of Directors concluded that Ms. Dorton is qualified to serve as a director because of her extensive knowledge of strategic finance, over twenty (20) years of investment banking experience, senior management experience and experience as a practicing attorney.

        Jeffrey R. Feeler joined the Board of Directors in 2013, was appointed Chairman of the Board in 2015 and is the Company's President and Chief Executive Officer. He joined the Company in 2006 as Vice President, Chief Accounting Officer, Treasurer and Controller. He was promoted in 2007 to Vice President and Chief Financial Officer; positions he held until his promotion to senior executive in October 2012. Prior to 2006, Mr. Feeler held financial and accounting management positions with MWI Veterinary Supply, Inc. (a distribution company), from 2003 to 2005 with Albertson's, Inc. (a grocery retailer) and from 2002 to 2003 with Hewlett-Packard Company. From 1993 to 2003, he held various accounting and auditing positions, including the position of Sr. Manager for PricewaterhouseCoopers LLP. Mr. Feeler is a Certified Public Accountant and holds a BBA of Accounting and a BBA of Finance from Boise State University.

        The Board of Directors concluded that Mr. Feeler is qualified to serve as a director because of his intimate knowledge of the Company's business operations and the industry in which it competes. Mr. Feeler also has an extensive knowledge of and experience in capital markets, mergers, acquisitions and strategic planning gained through his professional experiences.

        Daniel Fox joined the Board of Directors in 2010. He is a Certified Public Accountant and a full-time lecturer in the College of Business and Economics at Boise State University where he develops and teaches graduate and upper division undergraduate accounting and finance courses. Mr. Fox held various management and leadership positions over a twenty-eight (28) year career at PricewaterhouseCoopers LLP, retiring as a senior partner and the firm's Global Capital Markets Leader in Switzerland. During his public accounting career, Mr. Fox provided a wide range of services to a diverse mix of clients ranging in size from small privately held start-up companies to mature global public companies. He has been a frequent speaker on broad-ranging topics such as impacts of new or proposed auditing, accounting, reporting, regulatory and international financial reporting matters. Mr. Fox also serves on a committee of the Idaho State Board of Accountancy.

        The Board of Directors concluded that Mr. Fox is qualified to serve as a director because of his wide-ranging experience working with audit committees, boards and senior management as well as his knowledge of Generally Accepted Accounting Principles ("GAAP") and SEC accounting and reporting gained through his career in public accounting and activities as a lecturer and speaker on auditing, accounting, finance, reporting and regulatory matters.

        Stephen A. Romano joined the Board of Directors in 2002. He was appointed President and Chief Operating Officer of the Company in October 2001, Chief Executive Officer in March 2002 and Chairman of the Board of Directors in February 2008, a position he held until May 2015. He was an employee of the Company for more than twenty (20) years prior to his retirement in December 2009. Mr. Romano is a consultant to the International Atomic Energy Agency on nuclear waste matters. Mr. Romano previously worked for the U.S. Nuclear Regulatory Commission, Wisconsin Department of Natural Resources, the Idaho National Engineering Laboratory and as an independent consultant on hazardous and radioactive waste management.

        The Board of Directors concluded that Mr. Romano is qualified to serve as a director because of his knowledge and understanding of the Company's operations and his industry, regulatory and government relations experience. Mr. Romano has demonstrated his leadership abilities while serving in various positions with the Company including Chief Executive Officer.

        John T. Sahlberg joined the Board of Directors in 2015. He is currently Senior Vice President of Human Resources, General Counsel and Secretary for Boise Cascade Company, promoted from Vice President in 2012, a position in which he had served since 2008. Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of wood products. At Boise Cascade Company, Mr. Sahlberg is responsible for human resources, labor relations, environmental compliance, legal, government relations, communications and board administration. He was an integral part of the team that returned Boise Cascade Company to public ownership through its public offering in 2013. During his thirty-four (34) years with Boise Cascade Company and its predecessors, he has held numerous legal and human resource positions. From 2000 to the present, Mr. Sahlberg has served as a director and chairman (2014) of Vigilant, a non-profit employer association. He also serves as Management Trustee of Bledsoe Health Care Trust (2000) and served as Management Trustee of TOC/Carpenters Pension Trust from 2000-2009. Mr. Sahlberg is a member of the Idaho State Bar and holds a B.A. in Economics from Harvard University and a J.D. from Georgetown University.

        The Board of Directors concluded that Mr. Sahlberg is qualified to serve as a director because of his human resource and board governance knowledge and his experience in integrating acquisitions and in environmental matters gained through his professional experiences.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

        The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accountant for the 2016 fiscal year. A Deloitte representative plans to be present telephonically or in person at the Annual Meeting, available to answer appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

        While stockholder ratification of Deloitte as the Company's independent registered public accountant is not required by the Company's Restated Certificate of Incorporation, Amended and Restated Bylaws or otherwise, the Board is submitting its selection of Deloitte for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board, in conjunction with its Audit Committee, will further evaluate whether to retain Deloitte. If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit, Audit-Related, Tax and Other Fees

        The aggregate fees billed or expected to be billed for the audit of the Company's financial statements for the fiscal years ended December 31, 2015 and 2014 by the Company's principal accounting firm, Deloitte, were as follows:

	2015	2014
Audit Fees	$1,141,945	$1,083,060
Audit-Related Fees(1)	300,000	30,000
Tax Fees	96,759	102,856
All Other Fees	2,600	2,200

Total Fees	$1,541,304	$1,218,116

(1)
Amount due to services provided in connection with the Company's business development activities.

        Deloitte prepared an annual engagement letter that was submitted to the Audit Committee for approval for the 2015 audit. The Audit Committee approved all of the non-audit services provided by Deloitte in fiscal year 2015 in advance of the services being performed. The engagement letter created a contract between the Company and Deloitte that specified the responsibilities of each party. It was signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer. The Company paid Deloitte a fixed amount for the annual audit and each quarterly review and for other services agreed to in the engagement letter and subsequent amendments. The Audit Committee believes that Deloitte's provision of non-audit services has been compatible with maintaining the firm's independence.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

        As required by Section 14 of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis section and accompanying tables of this Proxy Statement. These individuals are referred to collectively in this Proxy Statement as the Company's "Named Executive Officers". The Board of Directors believes it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company's executive compensation program.

        The Company's goal for its executive compensation program is to attract and retain exceptional, highly motivated individuals as executive officers who will provide leadership for the Company's success in dynamic, highly competitive markets. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company's stockholders. The Company believes that its executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation.

        As an advisory vote, this proposal is not binding upon the Company. However, the Board of Directors values the opinions expressed by stockholders in their vote on this proposal and, to the extent that a significant percentage of votes are cast against the compensation of the Named Executive Officers, the Compensation Committee will evaluate potential changes for consideration by the full Board to address the concerns reflected in such votes. The Company expects to hold its next advisory vote on executive compensation at its 2017 Annual Meeting in accordance with the preference expressed by the majority of the Company's stockholders.

        Accordingly, the Company asks the stockholders to vote on the following resolution:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and narrative discussion sections of this Proxy Statement, is hereby APPROVED."

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Company's Named Executive Officers.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also discussed with Deloitte, the Company's independent registered public accountant for fiscal year 2015, the matters required to be discussed by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. These include, among other items, the audit of the Company's financial statements. The Audit Committee has reviewed with the independent registered public accountant its judgment as to the quality, not just the acceptability, of the Company's accounting principles, as well as its opinion on the effectiveness of the Company's internal controls over financial reporting.

        The Audit Committee has received written disclosures and the letter from Deloitte required by the PCAOB Ethics and Independence Rule 3526 relating to the registered public accountant's independence from the Company and its related entities and has discussed with Deloitte the registered public accountant's independence from the Company. The Audit Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant's independence.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company's earnings releases and quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2015, and the fiscal year earnings release and audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. This included discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        Based on the review of the Company's audited financial statements and discussion with management and the independent registered public accountant described above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

        In addition, the Audit Committee, in consultation with executive management, has selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.

        While the Audit Committee has provided oversight, advice and direction regarding the Company's financial reporting process, management is responsible for establishing and maintaining the Company's internal controls, the preparation, presentation and integrity of financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. It is the responsibility of the independent registered public accountant, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States, to opine on the effectiveness of the Company's internal control over financial reporting and to review the Company's unaudited interim financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.

        This report is respectfully submitted by the Audit Committee of the Board of Directors:

AUDIT COMMITTEE Katina Dorton Daniel Fox, Committee Chairman John T. Sahlberg

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the Company's compensation program for the Named Executive Officers for fiscal year 2015. The Company's executive compensation program is performance-based and otherwise designed to ensure that the interests of its executive officers, including the Named Executive Officers, are closely aligned with those of stockholders. The Board believes this program is effective in allowing the Company to attract and motivate highly qualified senior talent capable of delivering outstanding business performance. The following discussion presents the Company's executive compensation program and policies. The Compensation Committee has provided oversight on the design and administration of the Company's executive compensation program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that it be included in this Proxy Statement. The Company's stockholders overwhelmingly approved our executive compensation program at our last annual meeting. Of the shares voted, 99.45% voted for approval, .37% voted against, and .16% abstained. Although this vote is non-binding, the Compensation Committee viewed this strong endorsement of our executive compensation decisions and policies as an additional factor supporting the Compensation Committee's conclusion that our existing approach to executive compensation has been successful for the Company and our stockholders.

        The Company's Named Executive Officers for fiscal year 2015 were Jeffrey R. Feeler (President and Chief Executive Officer), Eric L. Gerratt (Executive Vice President, Chief Financial Officer and Treasurer), Steven D. Welling (Executive Vice President of Sales and Marketing), Simon G. Bell (Executive Vice President of Operations, Environmental Services) and Mario Romero (Executive Vice President of Operations, Field and Industrial Services).

Oversight of the Executive Compensation Program

        The Compensation Committee, which is composed entirely of independent directors, administers the Company's executive compensation program. Committee membership is determined by the Board of Directors. The Compensation Committee has direct responsibility to review and recommend corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, evaluate his performance in light of such goals and objectives, and make recommendations regarding his compensation based on this evaluation. The Compensation Committee also reviews the evaluation process and compensation structure for the Company's other executive officers, including the other Named Executive Officers, and makes recommendations regarding their compensation and that of the Board of Directors. The Compensation Committee also administers the Company's programs for incentive cash and equity payments.

Objective of the Executive Compensation Program

        The Company's long-term goal is to increase stockholder value. The objective of the executive compensation program is to attract, motivate, reward and retain highly qualified executive officers with the ability to help the Company achieve this goal. The executive compensation program is designed to provide a foundation of fixed compensation and a significant portion of performance-based compensation to align the interests of the Company's executive officers, including the Named Executive Officers, with those of the Company's stockholders.

Principles

        The Company believes that in order to meet its goal of increasing stockholder value, compensation must be both reasonable and competitive with what the Named Executive Officers would otherwise obtain if employed elsewhere in a similar position with similar responsibilities. The Compensation Committee believes performance-based executive compensation should reflect value created for stockholders consistent with the Company's strategic goals. The following principles are among those applied by the Compensation Committee:

  •
  Executive compensation programs should support short and long-term strategic goals and objectives;

  •
  Executive compensation programs should reflect the Company's overall value and business growth and reward individuals for outstanding contributions; and

  •
  Short and long-term executive compensation are critical factors in attracting and retaining well-qualified executive officers.

        The Compensation Committee seeks to apply best practices in developing and administering compensation and benefit programs and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance. Examples of actions the Compensation Committee has taken to accomplish this include:

  •
  Periodically rotating Compensation Committee members and the Compensation Committee Chairman;

  •
  Reviewing publicly available data on compensation for executive officers in peer group companies;

  •
  Establishing minimum stock ownership requirements for directors and Named Executive Officers; and

  •
  Establishing incentive programs for Named Executive Officers.

Role of Executive Officers and Consultants

        While the Compensation Committee determines the Company's overall compensation philosophy and independently recommends the compensation of the Chief Executive Officer to the full Board, it consults with the Chief Executive Officer with respect to both overall guidelines and specific compensation decisions for the other executive officers. As part of this process, the Chief Executive Officer gathers compensation data for public and sometimes private companies. The Compensation Committee then evaluates this and other information and discusses it with the Chief Executive Officer before presenting recommendations to the Board of Directors. The Compensation Committee has the authority to retain independent compensation consultants to provide advice relating to market and compensation trends and to assist with data gathering and analysis. In 2014 and 2015 the Compensation Committee engaged Meridian Compensation Partners, LLC ("Meridian") to assist the Committee in its review of executive and director compensation. The Committee authorizes the Company to pay Meridian for its services around executive and director compensation and related governance, including meeting preparation and attendance, advice and best practice information, as well as competitive data. In 2016, Meridian also provided services related to change-of-control agreements for certain non-Named Executive Officers.

        Meridian has no other business relationships with the Company and provides no other services to the Company. The Compensation Committee adopted a written policy to review the independence of any compensation consultants it uses for executive compensation matters. The Compensation Committee considered Meridian in light of the six independence factors mandated by SEC rules and related NASDAQ listing standards and concluded that Meridian is independent.

Relevance to Performance

        The executive compensation program emphasizes performance measured by goals or equity vehicles that align the interest of executives with those of the Company and its stockholders. For the Named Executive Officers to earn cash-based incentive payments, the Company must meet or exceed specified performance targets based on achievement of operating income, health and safety and environmental compliance targets, each determined by the Board of Directors to align with the creation of stockholder value. The Compensation Committee may also recommend that the Board grant other equity-based compensation such as restricted stock and/or options to purchase the Company's common stock based on the Company's performance and the performance of executives and other employees considered for such grants. The Compensation Committee evaluates the financial impact of such grants on the Company, including the effect of dilution on earnings per share. The performance-based incentive programs for fiscal year 2015 are addressed in detail under the "Elements of Compensation" section in this Proxy Statement.

Competitive Considerations

        The Company reviews relevant market and industry compensation practices, from time to time, in order to determine appropriate overall compensation for the Named Executive Officers. It does so to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure and to better align the Named Executive Officers' interests with stockholders' interests. Peer compensation data and performance metrics as well as historical compensation information for Named Executive Officers are provided to the Compensation Committee by Meridian. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to Named Executive Officer compensation other than for himself. The Compensation Committee makes recommendations for Named Executive Officer compensation, including for the CEO, to the Board of Directors, which then discusses and acts upon the recommendations.

        In 2014, the Committee, with advice from Meridian, approved a peer group for benchmarking executive compensation consisting of eighteen (18) companies; fourteen (14) of which are in the environmental and facilities services industry and four of which are from other industries; collectively referred to as the "2014 Industry Peer Group". The 2014 Industry Peer Group companies generally ranged from 1/4 to 4 times the size of the Company and the Company was positioned very close to the median of the group in terms of both assets and revenue when selected. The companies in the 2014 Industry Peer Group are as follows:

Casella Waste Sys Inc.	Horsehead Holding Corp.	Progressive Waste Solutions
CECO Environmental Corp.	Matrix Service Co.	Stericycle Inc.
Clean Harbors Inc.	Newalta Corp.	Team Inc.
Covanta Holding Corp.	North American Energy Partners	Tetra Tech Inc.
Ecology and Environment Inc.	Nuverra Environmental Solutions	TRC Cos Inc.
Heritage-Crystal Clean Inc.	Perma-Fix Environmental Services	Waste Connections Inc.

        The median of sales, total assets and market capitalization of these companies when selected in 2014 were respectively, in millions, $620, $828 and $852. At the time the 2014 Industry Peer Group was considered by the Compensation Committee, the Company was positioned at approximately the median of the group in revenue or asset terms, and at approximately the 65th percentile in market cap terms. In 2015 the Compensation Committee reviewed this group with assistance from Meridian and decided to make no changes to it.

        In recommending the compensation for each Named Executive Officer for 2015 and 2016, the Compensation Committee reviewed the base salary, annual incentive, equity-based/long-term incentive and total compensation data from the 2014 Industry Peer Group, which was provided by Meridian. The Company does not target a particular peer or market percentile when making compensation decisions. Instead, total compensation for the Named Executive Officers is reviewed to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things, (i) the relative size of the Company; (ii) geographical location; (iii) the performance of the Company and the contributing roles of individual Named Executive Officers; (iv) each Named Executive Officer's experience and responsibilities; (v) the performance of each Named Executive Officer; (vi) internal pay alignment; and (vii) executive compensation at peer group companies, taking into account the relative size of those companies. The Compensation Committee does not assign a particular weight to any of these factors.

Elements of Compensation

        Executive compensation is based primarily on three components: base salary, annual short-term incentive opportunities and long-term equity-based awards. The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company's objectives. The Compensation Committee believes that each compensation element complements the others and that together they serve to achieve the Company's compensation objectives. The Compensation Committee does not require that a particular component comprise a set portion of the total compensation mix. The Compensation Committee believes that a significant portion of the compensation should be performance-based and at-risk, and that the performance-based (incentive) compensation should align an executive's interests with those of stockholders. While the Compensation Committee reviews total direct compensation (the sum of base salary, incentive opportunities and equity awards) for the Named Executive Officers, it does not have a fixed target with respect to such total direct compensation.

        Base Salary—The Company provides competitive base salaries to attract and retain executive talent. The Compensation Committee believes a competitive base salary provides a degree of financial stability for the Named Executive Officers. Salaries may also form the basis for other compensation. For example, annual short-term incentive opportunities are calculated as a percentage of base salary.

        Base salaries for the Named Executive Officers effective September 12, 2014 and continuing through December 27, 2015 are set forth in the table below:

Name and Principal Position	Initial Base Salary for 2015(1) ($)
Jeffrey R. Feeler President and Chief Executive Officer	450,000
Steven D. Welling Executive Vice President of Sales & Marketing	325,000
Simon G. Bell Executive Vice President of Operations, Environmental Services	300,000
Eric L. Gerratt Executive Vice President, Chief Financial Officer & Treasurer	300,000
Mario Romero Executive Vice President of Operations, Field and Industrial Services	300,000

(1)
Increases in base salaries for fiscal year 2016 became effective on December 28, 2015 to coincide with the commencement of the payroll period nearest the beginning of the new year. Base salary was increased to $485,000 for Mr. Feeler, $340,000 for Mr. Welling, and $316,500 for each of Messrs. Bell, Gerratt and Romero.

        Annual Short-Term Incentives—Consistent with its commitment to performance-based compensation, the Company has established plans under which the Named Executive Officers and other employees are eligible to earn annual incentive cash payments based on Company performance compared to established operating income and other targets (the "Cash Incentive"). Each Named Executive Officer has an annual target Cash Incentive that is established as a percentage of annual base salary. These percentages are developed by the Compensation Committee according to each person's duties, level and range of responsibility and other compensation. Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year.

        On March 10, 2015 the Compensation Committee recommended and the Board of Directors approved the 2015 Management Incentive Plan ("2015 MIP") for all Named Executive Officers and certain other key employees. Under the 2015 MIP, each Named Executive Officer was eligible to receive an incentive payment for fiscal year 2015 based upon the achievement of four independent objectives: (1) financial; (2) individual performance (3) health and safety; and (4) compliance (each a "Plan Objective"). The payout available for achievement of 100% of each Plan Objective was a percentage of the Named Executive Officer's annual base salary ("Target Cash Incentive"). The Target Cash Incentive for the Named Executive Officers for 2015 is set forth in the following table:

Named Executive Officer	Target Cash Incentive
Jeffrey R. Feeler	80%
Steven D. Welling	50%
Simon G. Bell	50%
Eric L. Gerratt	50%
Mario Romero	50%

        The amount available for achievement of each Plan Objective was weighted as a percentage of a Named Executive Officer's Target Cash Incentive and could be earned even if the threshold performance was not met for another Plan Objective.

        The portion of a Named Executive Officer's Target Cash Incentive based on financial performance was scalable beginning with every percentage point over 79% of the Company's Board-approved consolidated operating income target ("Base MIP Target") and was weighted at up to 50% of the Named Executive Officer's Target Cash Incentive ("Finance Target Incentive"). For every percentage point achievement over 79% of the Base MIP Target, up to and including 89% (rounded to the nearest percentage), such Named Executive Officer would earn 2.33% of his respective Finance Target Incentive. For every percentage point achievement over 89% of the Base MIP Target, up to and including 100% (rounded to the nearest percentage), such Named Executive Officer would earn 6.98% of his respective Finance Target Incentive. Upon 100% achievement of the Base MIP Target, 100% of the respective Finance Target Incentive (or 50% of the Named Executive Officer's Target Cash Incentive) would be awarded to the Named Executive Officer. The Named Executive Officers were eligible for an additional incentive payment in an amount calculated by multiplying their respective base salaries by an additional 4.5% for every 1% increase over the Base MIP Target and multiplying the resulting product by 50%. The additional incentive was capped at one times the participant's Target Cash Incentive. For purposes of the 2015 MIP, as approved by and in the discretion of the Board, "consolidated operating income" excluded certain extraordinary expenses and was further adjusted to add back the 2015 MIP expense and associated payroll taxes.

        Up to an additional 30% of a Named Executive Officer's Target Cash Incentive could have been earned based on the Compensation Committee's assessment of individual performance, including through achievement of established annual priorities, effective use of Company resources and other evaluative factors as determined by the Compensation Committee. The metric was independent and mutually exclusive of achievement of any other Plan Objective.

        The three metrics for the health and safety objective (as enumerated below) were weighted cumulatively at up to 10% of the Named Executive Officer's Target Cash Incentive and individually at up to 3.33% each of a participant's Target Cash Incentive. Each metric was independent and mutually exclusive of the other two metrics so that a percentage of the Target Cash Incentive related to one of the health and safety metrics could have been earned independent of achievement of the other two health and safety metrics. The health and safety metrics included (i) total case rates (number of safety incidents that meet OSHA recordable criteria), (ii) days away restricted time (safety incidents that result in the employee being placed on restricted duty or time away from work) and (iii) lost time incidents (number of safety incidents that result in an employee having to spend time away from work or be re-assigned to another job function to recover from a work related injury).

        Up to 10% of a Named Executive Officer's Target Cash Incentive was based on the metric for the compliance objective. The metric for the compliance objective was subjective based on the Company's overall compliance program effectiveness and considered the avoidance of "notices of violation or enforcement" with monetary penalties, among other compliance goals and objectives. The corresponding incentive was earned based on a determination by the Compensation Committee taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under GAAP) in the plan year, the nature of the notices of violation or enforcement, the regulatory basis for any such penalty and the respective fact patterns.

        A summary of the 2015 MIP targets is provided below:

Objective/Weight	Target
Financial (50%)—Consolidated Operating Income	$87,635,305
As Adjusted to Exclude Budgeted Results of Divested Business Unit	$84,065,205
Individual Performance (30%)	Achievement of Established Priorities
Health and Safety (10%)
Total Recordable Incident Rate (3.34%)	=<1.57
Days Away Restricted Time (3.33%)	=<0.83
Lost Time Incident (3.33%)	=<0.34
Compliance (10%)	Subjective Based On Actual Results

        The Company's 2015 consolidated operating income, adjusted by adding back certain extraordinary expenses and excluding the 2015 MIP expense, associated payroll taxes and results of a divested business unit, was $82,130,421, or 2.3% below the Base MIP Target, as adjusted to exclude budgeted results of a divested business unit ($84,065,205). The Company awarded the Named Executive Officers 86% of their respective Finance Target Incentive for achievement of 97.7% of the Base MIP Target (as adjusted).

        The Company did not achieve the 2015 MIP targets for (i) total case rates (number of safety incidents that meet OSHA recordable criteria) or "TRIR", (ii) days away restricted time (safety incidents that result in the employee being placed on restricted duty or time away from work) or "DART", and (iii) lost time incidents (number of safety incidents that result in an employee having to spend time away from work or be re-assigned to another job function to recover from a work related injury), resulting in lost time or "LTI". Therefore, the Cash Incentive earned for achievement of the health and safety objective was reduced from 10.0% to 0.0% of the Named Executive Officer's Target Cash Incentive.

        The Cash Incentive earned by the Named Executive Officers for compliance was 10% because determined compliance program goals were considered to have been substantially achieved.

        A summary of the 2015 MIP actual results compared to the applicable targets is provided below:

Objective/Weight	Target	Actual	Comment
Financial (50%)	$84,065,205 (As Adjusted to Exclude Budgeted Results of Divested Business Unit)	$82,130,421	Achieved 97.7% of the Target Amount
Individual Performance (30%)	Achievement of Individual and Team Objectives	Individual and Team Objectives Substantially Achieved
Health and Safety (10%)
TRIR (3.34%)	=<1.57	2.06	Not Achieved
DART (3.33%)	=<0.83	1.43	Not Achieved
LTI (3.33%)	=<0.34	0.63	Not Achieved
Compliance (10%)	Compliance Program Effectiveness	Determined Program Goals Substantially Achieved

        The amount paid to each Named Executive Officer under the 2015 MIP is set forth in the "Summary Compensation Table" of this Proxy Statement.

        Long-Term Incentives—The Company uses equity awards to provide long-term incentive opportunities to the Named Executive Officers and may grant performance stock units ("PSU"), options to purchase common stock and shares of restricted stock as part of their total compensation package pursuant to the Company's Omnibus Incentive Plan. These awards align the Named Executive Officers with the Company's stockholders because the ultimate value of the stock options and stock depends on the Company's future success to which each Named Executive Officer must contribute over a period of years in order to ultimately vest in or be entitled to exercise such grants. After not making any regular program equity awards to Named Executive Officers in 2014, for 2015 the Compensation Committee introduced a new long-term incentive program based on the following three vehicles:

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  PSUs linked to relative Total Stockholder Return ("TSR") (approximately 20% of total value)

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  Stock options (approximately 40% of total value)

  •
  Restricted stock (approximately 40% of total value)

        PSU Awards—PSU awards are designed to link a portion of a Named Executive Officer's compensation with increases in stockholder value relative to an established index and peer group. The total number of PSUs granted in 2015 that each Named Executive Officer is eligible to earn ranges from 0% to 200% of the target number of PSUs granted (for each Named Executive Officer, the "Target PSUs"), based on the Company's TSR relative to the TSR of the S&P 600 (50% of Target PSUs) and the TSR of certain companies in the environmental and facilities services industry ("Peer Group") (50% of Target PSUs) over the three-year performance period beginning January 1, 2015. The Peer Group includes those companies in the 2014 Industry Peer Group, Waste Management, Inc. and

Republic Services, Inc. The measures and potential payouts for the PSUs awarded in 2015 are set forth in more detail in the following table:

Three-year Company TSR Relative to S&P 600 (50% of Target PSUs)		Three-year Company TSR Relative to Peer Group (50% of Target PSUs)
Percentile Rank	Resulting PSUs Earned (% of Target)	Percentile Rank	Resulting PSUs Earned (% of Target)
90th Percentile or Higher	200%	90th Percentile or Higher	200%
50th Percentile	100%	50th Percentile	100%
35th Percentile	50%	35th Percentile	50%
Below 35th Percentile	0	Below 35th Percentile	0

        Stock Option Awards—Stock options granted to the Named Executive Officers in 2015 vest in equal annual installments over three years. The Company believes that, because the option holder will not realize value from a stock option unless the value of our stock increases after the grant date, stock options are performance-based awards that directly align the interests of the option holder with those of our stockholders. In addition, the long-term vesting of the awards provides a key retention tool while providing a long-term focus on driving increased stockholder value.

        Restricted Stock Awards—Restricted stock granted to the Named Executive Officers in 2015 vests in its entirety on or after the third anniversary of the grant date. The value of restricted stock is tied to the market price of our common stock and further aligns the Named Executive Officers with the stockholders, while also providing the Company a significant retention tool.

        Equity Awards Granted in 2015—The equity awards granted to the Named Executive Officers in 2015 are set forth in the table below:

Named Executive Officer	Performance Stock Units Granted (Target) (#)	Restricted Stock Granted (#)	Stock Options Granted (#)
Jeffrey R. Feeler	2,559	4,800	20,300
Steven D. Welling	1,172	2,200	9,300
Simon G. Bell	1,066	2,000	8,500
Eric L. Gerratt	1,066	2,000	8,500
Mario Romero	1,066	2,000	8,500

        Discretionary Bonuses—The Company may, from time to time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives. Discretionary bonuses were not paid to the Named Executive Officers in 2015.

        Other Compensation—The Company provides employee benefits that are intended to meet current and future health and financial security needs for its employees, including the Named Executive Officers, and their families. Such employee benefits include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible or health savings accounts for medical expense reimbursements and a 401(k) retirement savings plan that includes a partial Company match, which are provided to the Named Executive Officers on the same terms and conditions that apply to all other full-time regular employees.

Equity and Security Ownership Guidelines

        Effective May 27, 2015 the Board approved a Share Ownership Policy in which target share ownership levels (set forth below) were established for the Named Executive Officers and outside directors (each a "Participant") based on a multiple of annual salary in the case of Named Executive Officers and the annual cash retainer in the case of directors ("Target Ownership Level").

  •
  CEO—4 times base salary

  •
  Other Named Executive Officers—2 times base salary

  •
  Outside Directors—3 times annual cash retainer

The following forms of equity interests are included in determining the ownership value held:

  •
  Common shares of the Company owned directly by the Participant or owned through the Company retirement or savings plans;

  •
  Restricted stock or restricted stock units held pursuant to the Company's equity plans; and

  •
  Vested performance stock or PSUs held pursuant to the Company's equity plans.

For common shares owned outright, the value is equal to the greater of the cost of acquisition or the market value. For unvested restricted stock or restricted stock units, the value is equal to the greater of the grant date value and the market value. For vested performance stock or PSUs, the value is equal to the market value at the date of measurement. Under the Share Ownership Policy, a Participant must retain the net after-tax proceeds from exercised stock options or vested shares received until the Target Ownership Level is met. A Participant who wishes to sell shares and who is under the Target Ownership Level must obtain the written permission of the Compensation Committee. The Share Ownership Policy replaced the requirements set out in the employment agreements we entered into with each of Messrs. Feeler, Welling, Bell and Gerratt in 2013 ("2013 Employment Agreements") and the requirements in the Corporate Governance Guidelines which, effective September 12, 2014 through May 26, 2015, required Directors to hold Company stock equal to three times his or her annual cash retainer, requiring a minimum achievement of one-quarter of the requirement after one year, one-half of the requirement after two years and three-quarters of the requirement after three years.

        The following table summarizes equity holding requirements as set forth in the Share Ownership Policy and the value of eligible equity awards granted in 2015 as approved by the Board.

Named Executive Officer	Minimum Equity Holding Requirement 12/31/15 ($)	2015 Restricted Stock Award ($)(1)	2015 Stock Option Award ($)(1)
Jeffrey R. Feeler	1,455,000	240,000	240,000
Steven D. Welling	680,000	110,000	110,000
Simon G. Bell	633,000	100,000	100,000
Eric L. Gerratt	633,000	100,000	100,000
Mario Romero	633,000	100,000	100,000

(1)
Amounts are based on the dollar value of shares and options granted as approved by the Board. The 2015 grants of restricted stock vest in their entirely on the third anniversary of the grant date and stock options vest in equal annual installments over three years. Equity grants in 2015 were, and future grants will be, determined based on a variety of measures including Company performance, individual performance, compensation surveys and other measures.

Severance Arrangements

        In addition to establishing salaries, equity grants and ownership requirements, the 2013 Employment Agreements established rights in the event of a termination or change of control in 2015. Under these agreements, the executive was entitled to certain payments and benefits in the event of a termination or change of control. Change-of-control payments were subject to a subsequent termination by the Company without cause or by the executive for good reason, as those terms are defined in the 2013 Employment Agreements. The Compensation Committee believes these protections were an effective tool for attracting and retaining key employees and are reasonably similar to those of other companies. An offer of employment letter ("2014 Employment Letter") was accepted by Mr. Romero upon his appointment to Executive Vice President of Operations, Field and Industrial Services wherein he was entitled to certain payments if his employment is involuntarily terminated without cause prior to December 31, 2015. For more information on potential severance payments and change-of-control benefits in 2015, refer to the "Potential Payments Upon Termination or Change of Control" section of this Proxy Statement.

Risk Considerations

        The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk-taking. While the performance-based Cash Incentive awards focus on achievement of annual goals, the Company's Cash Incentive program is only one element of the Named Executive Officers' total compensation. The Compensation Committee believes that the Cash Incentive program appropriately balances risk and the desire to focus the Named Executive Officers on specific short-term goals important to the Company's success, and that it does not encourage unnecessary or excessive risk taking. Further, the Company grants equity awards that focus the attention of Named Executive Officers on long-term strategic goals through multi-year vesting formulas. Moreover, the Named Executive Officers are required to own and hold a significant amount of stock in the Company. Such long-term equity awards and ownership interests further reduce the incentive for the Company's Named Executive Officers to engage in actions designed to achieve only short-term results. The Company has reviewed its compensation policies and practices for all employees, including the Named Executive Officers, and concluded that any risks arising from the policies and programs are not reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

        U.S. federal income tax generally limits the tax deductibility of compensation the Company pays to its President and Chief Executive Officer and certain other highly compensated executive officers to $1.0 million in the year the compensation becomes taxable to such executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of the Company's executive compensation program. Rather, the Company seeks to maintain flexibility in its executive compensation program as to the objectives of the program described above and, accordingly, the Company may be limited in its ability to deduct amounts of compensation from time to time. Accounting rules require the Company to expense the cost of equity grants. Because of equity expensing and the impact of dilution on our stockholders, we carefully consider the type of equity awards that are granted and the number and value of the shares underlying such awards.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

        This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE Joe F. Colvin, Committee Chairman Daniel Fox John T. Sahlberg

 SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Jeffrey R. Feeler	2015	473,904	—	408,187	240,149	295,416	17,511	1,435,167
President & Chief	2014	381,250	30,000	—	—	358,606	17,236	787,092
Executive Officer	2013	296,904	—	375,296	374,836	288,865	15,001	1,350,902
Steven D. Welling	2015	356,481	—	187,028	110,019	134,973	13,089	801,590
Executive Vice President	2014	295,821	10,000	—	—	280,554	12,634	599,009
of Sales & Marketing	2013	255,923	—	148,975	149,792	253,004	11,947	819,641
Simon G. Bell	2015	315,831	—	170,062	100,555	123,090	13,125	722,663
Executive Vice President	2014	252,688	10,000	—	—	183,030	12,970	458,688
of Operations,	2013	207,989	—	164,125	254,944	145,031	12,283	784,372
Environmental Services
Eric L. Gerratt	2015	315,831	—	170,062	100,555	123,090	13,095	722,633
Executive Vice President,	2014	245,327	10,000	—	—	175,695	12,916	443,938
Chief Financial	2013	198,662	—	163,776	165,050	135,084	11,941	674,513
Officer & Treasurer
Mario Romero	2015	301,408	—	170,062	100,555	123,090	10,815	705,930
Executive Vice President	2014	142,211	60,000	47,630	45,240	—	3,703	298,784
of Operations, Field and	—	—	—	—	—	—	—	—
Industrial Services

(1)
Includes paid time off ("PTO") balances paid in 2015 resulting from a change in policy reducing the number of hours allowed to be carried forward from one year to the next. PTO balances paid were as follows: Mr. Feeler; $21,635, Mr. Welling; $30,000, Mr. Bell; $14,423, and Mr. Gerratt; $14,423. Mr. Romero had not accrued the threshold number of PTO hours necessary to cause a payout.

(2)
The amounts listed represent the aggregate grant date fair value of restricted stock and PSUs determined in accordance with FASB ASC Topic 718. The values of restricted stock are determined by multiplying the closing stock price on the date of grant ($49.97) by the number of stock awards. The 2015 grants of restricted stock vest in their entirety on or after the third anniversary of the grant date. The PSU grant date fair values were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). The amounts may not be indicative of the realized value of the awards if and when they vest. See the "Grants of Plan-Based Awards" table of this Proxy Statement for details on the stock awards granted to the Named Executive Officers during 2015. Assuming that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the fair market value of the Company's common stock on the grant date for such shares, the 2015 stock awards would be as follows: $479,839 for Mr. Feeler; $219,844 for Mr. Welling and $199,909 for each of Messrs. Bell, Gerratt and Romero. The measures and potential payouts for the PSUs are described in more detail in the "Elements of Compensation-Long-Term Incentives" section of this Proxy Statement. Additional information regarding the awards are disclosed in Note 18 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

(3)
The amounts listed represent the aggregate grant date fair value of awards during the year determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair values of the options are disclosed in Note 18 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. The 2015 grants of stock options vest in equal annual installments over three years.

(4)
Represents the amount awarded for performance under the 2013 MIP, 2014 MIP and 2015 MIP and, in the case of Mr. Welling, his executive sales incentive plans in 2013 and 2014.

(5)
Includes contributions the Company made on behalf of each Named Executive Officer under the Company-sponsored 401(k) plan, dividends paid on unvested restricted stock and the dollar value of insurance premiums paid by the Company with respect to life and disability insurance. Certain perquisites provided to certain of our Named Executive Officers are not required to be disclosed in the "Summary Compensation Table" because the amount of such benefits do not exceed the applicable disclosure thresholds.

 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth information for each Named Executive Officer regarding estimated payouts of the annual incentive opportunities granted under their respective incentive plans during the year ended December 31, 2015.

							All Other Stock Awards; Number of Shares of Stock or Units (#)(5)	All Other Option Awards; Number of Shares Underlying Options (#)(6)
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)						Grant Date Fair Value of Stock and Option Awards ($)(7)
									Exercise or Base Price of Option Awards ($/Sh)
Name	Threshold(1) ($)	Target(2) ($)	Maximum(3) ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey R. Feeler	11,988	360,000	720,000	2,559	2,559	5,118	4,800	20,300	49.97	648,336
Steven D. Welling	5,411	162,500	325,000	1,172	1,172	2,344	2,200	9,300	49.97	297,047
Simon G. Bell	4,995	150,000	300,000	1,066	1,066	2,132	2,000	8,500	49.97	270,617
Eric L. Gerratt	4,995	150,000	300,000	1,066	1,066	2,132	2,000	8,500	49.97	270,617
Mario Romero	4,995	150,000	300,000	1,066	1,066	2,132	2,000	8,500	49.97	270,617

(1)
Represents the minimum amount to which the Named Executive Officers were entitled based on achieving the 2015 MIP target with the lowest weighted percentage of the Target Incentive.

(2)
Represents the amount to which the Named Executive Officers would have been entitled to receive based on achieving each of the 2015 MIP targets. For the amount actually paid, please refer to the "Summary Compensation Table" in this Proxy Statement. For additional details regarding the 2015 MIP, please refer to the "Elements of Compensation-Annual Short Term Incentives" section of this Proxy Statement.

(3)
The Company established a maximum payout level under the 2015 MIP equal to two times the participant's Target Incentive.

(4)
On May 27, 2015, each of the Named Executive Officers received awards of performance-based restricted stock that will vest on December 31, 2017 based on the Company's TSR relative to the TSR of the S&P 600 (50% of Target PSUs) and the TSR of the Peer Group (50% of Target PSUs) over the three-year performance period beginning January 1, 2015. The measures and potential payouts for the PSUs are described in more detail in the "Elements of Compensation-Long-Term Incentives" section of this Proxy Statement. These columns show the potential number of shares to be paid out to the Named Executive Officers under the PSU grant at threshold, target or maximum performance. The award date fair value is included in the "Stock Awards" column of the "Summary Compensation Table" in this Proxy Statement.

(5)
These restricted stock awards, awarded with an effective date of March 10, 2015, vest in their entirety on or after the third anniversary of the grant date.

(6)
These stock options, awarded March 10, 2015, vest in equal annual installments over three years.

(7)
The amounts listed represent the aggregate grant date fair value of restricted stock, stock options and PSUs (assuming target) during the year determined in accordance with FASB ASC Topic 718.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company's common stock that had not been exercised and remained outstanding as of December 31, 2015; (ii) each award of restricted stock that had not vested and remained outstanding as of December 31, 2015; and (iii) each award of PSUs that had not vested and remained outstanding as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(7) ($)	Equity Incentive Plan Awards: Number of Units/Shares of Stock That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Value of Unearned Units/Shares of Stock That Have Not Vested ($)(9)
Jeffrey R. Feeler	—	30,840	(1)	25.25	3/4/2023	—		—	—	—
	—	12,360	(2)	27.97	3/4/2023	—		—	—	—
	—	20,300	(4)	49.97	3/9/2025				—	—
	—	—		—	—	4,799	(5)	174,876	—	—
	—	—		—	—	4,800	(6)	174,912	—	—
	—	—		—	—	—		—	2,559	93,250
Steven D. Welling	1,042	—		15.36	3/8/2020	—		—	—	—
	1,025	—		16.18	3/10/2021	—		—	—	—
	5,717	—		19.71	2/21/2022	—		—	—	—
	77	18,120	(1)	25.25	3/4/2023	—		—	—	—
	—	9,300	(4)	49.97	3/9/2025	—		—	—	—
	—	—		—	—	1,966	(5)	71,641	—	—
	—	—		—	—	2,200	(6)	80,168		—
	—	—		—	—	—		—	1,172	42,708
Simon G. Bell	7,113	19,980	(1)	25.25	3/4/2023	—		—	—	—
	—	8,500	(4)	49.97	3/9/2025	—		—	—	—
	—	—		—	—	2,166	(5)	78,929		—
	—	—		—	—	2,000	(6)	72,880	—	—
	—	—		—	—	—		—	1,066	38,845
Eric L. Gerratt	857	—		23.48	12/6/2017	—		—	—	—
	6,600	—		20.63	1/2/2019	—		—	—	—
	2,392	—		16.18	3/10/2021	—		—	—	—
	4,478	—		19.71	2/21/2022	—		—	—	—
	7,756	17,220	(1)	25.25	3/4/2023	—		—	—	—
	780	2,340	(2)	27.97	3/4/2023	—		—	—	—
	—	8,500	(4)	49.97	3/9/2025	—		—	—	—
	—	—		—	—	2,132	(5)	77,690	—	—
	—	—		—	—	2,000	(6)	72,880	—	—
	—	—		—	—	—		—	1,066	38,845
Mario Romero	1,334	2,666	(3)	47.63	6/17/2024	—		—	—	—
	—	8,500	(4)	49.97	3/9/2025	—		—	—	—
	—	—		—	—	666	(5)	24,269	—	—
	—	—		—	—	2,000	(6)	72,880	—	—
	—	—		—	—	—		—	1,066	38,845

(1)
These stock options, awarded on March 5, 2013, vest in equal annual installments over five years. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates, or as may be provided in his employment agreement.

(2)
These stock options, awarded on September 7, 2013, vest in equal annual installments over five years consistent with the terms of the stock options awarded on March 5, 2013. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates, or as may be provided in his employment agreement.

(3)
These stock options, awarded on June 17, 2014, vest in equal annual installments over three years. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates, or as may be provided in his employment agreement.

(4)
These stock options, awarded March 10, 2015, vest in equal annual installments over three years. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates, or as may be provided in his employment agreement.

(5)
These restricted stock awards, awarded with an effective date of March 5, 2013 (June 17, 2014 in the case of Mr. Romero), vest in equal annual installments over three years. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates, or as may be provided in his employment agreement.

(6)
These restricted stock awards, awarded with an effective date of March 10, 2015, vest in their entirety on or after the third anniversary of the grant date. Vesting is subject to the Named Executive Officer remaining employed through the vesting dates, or as may be provided in his employment agreement.

(7)
Market Value was calculated by using $36.44, the Company's common stock price on December 31, 2015.

(8)
These PSUs, awarded May 27, 2015, have a three-year performance period commencing at the beginning of 2015 and concluding on December 31, 2017.

(9)
Market value was calculated by using $36.44, the Company's common stock price on December 31, 2015, and target shares underlying the PSUs.

 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information for each Named Executive Officer with respect to the exercise of options to purchase shares of the Company's stock during the 2015 fiscal year and the vesting of restricted stock during the same period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Jeffrey R. Feeler	17,511	367,022	4,800	244,416
Steven D. Welling	22,786	588,403	1,967	100,160
Simon G. Bell	15,236	493,923	2,167	110,344
Eric L. Gerratt	—	—	2,134	108,663
Mario Romero	—	—	334	16,257

(1)
Reflects the product of (i) the number of shares acquired upon exercise of stock options; and (ii) the difference between the exercise price and the closing price per share of the Company's common stock on the day of exercise.

(2)
Reflects the product of (i) the number of shares acquired upon vesting of restricted stock awards; and (ii) the average of the high and low price per share of the Company's common stock on the vesting date.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        We entered into new employment agreements with each of our Named Executive Officers effective February 25, 2016 (the "2016 Employment Agreements"). The following discussion describes the potential payments upon termination or change of control with respect to the 2013 Employment Agreements and the 2014 Employment Letter (together, the "Employment Agreements"). Payments and benefits to which the Named Executive Officers would be entitled as a result of a termination or change of control as set forth in the 2016 Employment Agreements will be described more fully in the Company's Proxy Statement to be filed in 2017.

        Among other things, the Employment Agreements established a minimum annual base salary and provided for participation in the Company's employee benefit plans, including any Cash Incentive plans. The Employment Agreements required the Company or its successors to pay or provide certain compensation and benefits in the event of termination of employment or, in the case of the 2013 Employment Agreements, a change of control. The compensation and benefits payable in the event of a termination of employment in 2015 were set forth in the respective Employment Agreement. Upon a termination of employment during 2015, the Company would have been obligated to pay the Named Executive Officers:

  1.
  Any unpaid base salary through the termination date and any accrued vacation;

  2.
  Any unpaid Cash Incentive earned for any fiscal year ending on or prior to the termination date;

  3.
  Any un-reimbursed business expenses incurred through the termination date; and

  4.
  All other payments or other benefits the Named Executive Officer may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program or grant.

These payments are referred to below as the "Accrued Obligations".

        Termination—Compensation due to a Named Executive Officer in the event of termination from the Company in 2015 was dependent upon the basis for separation.

        For Cause or Without Good Reason—If a Named Executive Officer's employment had been terminated during 2015 by the Company for cause or by a Named Executive Officer without good reason the Company would have paid such the Accrued Obligations only.

        Without Cause or for Good Reason—Had Messrs. Feeler's, Welling's, Bell's or Gerratt's employment been terminated during 2015 by the Company without cause or by the executive for good reason, in addition to the Accrued Obligations, such executive would have been entitled to the following:

  1.
  An amount equal to the greater of the base salary payable for the remainder of the employment term or one year's base salary;

  2.
  Continued vesting of granted stock options for the shorter of one year or the original expiration date of such option;

  3.
  Continued vesting of restricted stock grants for a period of one year; and

  4.
  Continued medical, hospitalization, life insurance and disability benefits to which the executive was entitled at the termination date for a period of twelve (12) months following the termination date ((twenty-four (24) months) in the case of Mr. Feeler's 2013 Employment Agreement).

Had Mr. Romero been involuntarily terminated by the Company without cause during 2015, in addition to the Accrued Obligations, he would have been entitled to:

  1.
  An amount equal to one year's base salary paid in accordance with regular payroll practices; and

  2.
  Continued health insurance benefits, which include medical, dental, vision and prescription as per plan provisions.

A Named Executive Officer's eligibility for receipt of the additional benefits above was subject to compliance with applicable confidentiality, work product assignment, return of property, and non-competition/non-solicitation covenants and execution of a release of claims in favor of the Company.

        The definition of good reason included, among other things, a material diminution of duties and responsibilities, material diminution in compensation arrangements or employee benefits or any material breach by the Company of the provisions of the applicable Employment Agreement. Cause was defined as a determination by two-thirds of the members of the Board voting that the Named Executive Officer has (i) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or willful misconduct in the performance of his duties; (ii) engaged in willful conduct the consequences of which are materially adverse to the Company; (iii) materially breached the terms of his employment agreement and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (iv) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

        Death or Disability—Had a Named Executive Officer's employment been terminated during 2015 due to death, the Company would have paid such Named Executive Officer's estate the Accrued Obligations. Had a Named Executive Officer's employment been terminated during 2015 due to disability the Company would have paid such Named Executive Officer his Accrued Obligations. In addition to the Accrued Obligations, a Named Executive Officer would have been eligible to participate in the Company's long-term disability plan on a basis no less favorable to him than other senior employees of the Company.

        Retirement—Had a Named Executive Officer's employment been terminated by retirement, such Named Executive Officer would have been paid the Accrued Obligations only.

        Based on a hypothetical termination of employment on December 31, 2015, and assuming no event occurred causing the forfeiture of amounts due under an incentive plan, the Named Executive Officers would have been entitled to the amounts set forth in the table on the following page, depending on the basis for termination identified in the first column:

Basis for Termination	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Medical, Hospital, Life Insurance and Disability ($)		Long-Term Disability ($)		Total ($)
Jeffrey R. Feeler
For cause or w/o good reason	50,365	556	295,416	—		—		346,337
W/o cause or for good reason	535,365	556	295,416	42,819	(1)	696	(3)	874,852
Death	50,365	556	295,416	—		—		346,337
Retirement	50,365	556	295,416	—		—		346,337
Disability	50,365	556	295,416	5,352	(2)	87	(4)	351,776
Steven D. Welling
For cause or w/o good reason	38,953	1,210	134,973	—		—		175,136
W/o cause or for good reason	378,953	1,210	134,973	14,361	(1)	348	(3)	529,845
Death	38,953	1,210	134,973	—		—		175,136
Retirement	38,953	1,210	134,973	—		—		175,136
Disability	38,953	1,210	134,973	3,590	(2)	87	(4)	178,813
Simon G. Bell
For cause or w/o good reason	34,084	993	123,090	—		—		158,167
W/o cause or for good reason	350,584	993	123,090	21,410	(1)	348	(3)	496,425
Death	34,084	993	123,090	—		—		158,167
Retirement	34,084	993	123,090	—		—		158,167
Disability	34,084	993	123,090	5,352	(2)	87	(4)	163,606
Eric. L. Gerratt
For cause or w/o good reason	37,736	223	123,090	—		—		161,049
W/o cause or for good reason	354,236	223	123,090	23,114	(1)	348	(3)	501,011
Death	37,736	223	123,090	—		—		161,049
Retirement	37,736	223	123,090	—		—		161,049
Disability	37,736	223	123,090	5,778	(2)	87	(4)	166,914
Mario Romero
For cause or w/o good reason	32,164	642	123,090	—		—		155,896
W/o cause of for good reason	348,664	642	123,090	22,934	(1)	348	(3)	495,678
Death	32,164	642	123,090	—		—		155,896
Retirement	32,164	642	123,090	—		—		155,896
Disability	32,164	642	123,090	5,733	(2)	87	(4)	161,716

(1)
Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for twelve (12) months (twenty-four (24) months in the case of Mr. Feeler).

(2)
Assumes continued payment of medical, life, and accidental death and dismemberment insurance premiums for three months and short-term disability premium payments for thirteen (13) weeks.

(3)
Assumes payment of long-term disability premiums for twelve (12) months (twenty-four (24) months in the case of Mr. Feeler).

(4)
Assumes payment of long-term disability premiums for three months.

        Change of Control—Change-of-control benefits are intended to encourage cooperation and minimize potential resistance of Messrs. Feeler, Welling, Bell and Gerratt and other key managers to potential change-of-control transactions that may be in the best interests of stockholders.

        For purposes of the 2013 Employment Agreements, change of control was defined to include any of the following events:

  •
  A merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 40% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company's securities shall not constitute a corporate reorganization; or

  •
  The sale, transfer, or other disposition of all or substantially all of the Company's assets; or

  •
  Any transaction as a result of which any person is the "beneficial owner", directly or indirectly, of securities of the Company representing more than 25% of the total voting power represented by the Company's then outstanding voting securities; or

  •
  A change in the composition of the Board in any two-year period as a result of which fewer than a majority of the directors are incumbent directors.

        Under the 2013 Employment Agreements, both a change-of-control event and subsequent termination of employment by the Company without cause or by the executive for good reason within twenty-four (24) months of such change of control were required for payment. In such an event, the executive would have been entitled to the following:

  1.
  In lieu of severance, payment equal to two times the sum of (i) base salary; and (ii) the greatest of (a) any earned but unpaid amount due under any Cash Incentive plan; (b) the executive's target incentive amount under a Cash Incentive plan for which a payment is earned, but unpaid; and (c) the Cash Incentive plan payment received (if any) for the fiscal year immediately preceding the Cash Incentive plan year in which the termination occurs; and

  2.
  All other benefits due the executive as if his employment was terminated by the Company without cause or by the executive for good reason, except that all unvested stock options and restricted stock shall become fully vested upon the termination date; provided, however, that if unvested stock options and restricted stock held by the executive are not continued, substituted for or assumed by the successor company in connection with a change of control, such awards shall immediately vest upon the change of control.

The amount of Mr. Romero's potential severance benefits was not affected by the occurrence of a change-of-control event.

        Based on a hypothetical change-of-control event and termination on December 31, 2015, the Named Executive Officers would have been entitled to Accrued Obligations and the amounts set forth in the table below. The Named Executive Officers would also have been entitled to continued medical, hospitalization, life insurance and disability benefits in the amounts set forth in the table above based on a termination by the Company without cause or by the Named Executive Officer for good reason.

	Base Salary/Cash Incentive ($)	Options(1) ($)	Restricted Stock(2) ($)	Total ($)
Jeffrey R. Feeler	1,690,000	449,789	349,788	2,489,577
Steven D. Welling	1,241,109	202,763	151,809	1,595,681
Simon G. Bell	999,060	223,576	151,809	1,374,445
Eric. L. Gerratt	984,391	212,512	150,570	1,347,473
Mario Romero	316,500	—	—	316,500	(3)

(1)
Assumes the exercise of unvested options granted on March 5, 2013 and September 7, 2013 and the sale of the underlying common stock at the December 31, 2015 closing market price of $36.44. Unvested options granted on March 10, 2015 were not assumed to have been sold as the strike price exceeded the December 31, 2015 closing market price.

(2)
Assumes the sale of all unvested restricted stock on December 31, 2015 at the closing market price of $36.44.

(3)
Assumes a termination by the Company without cause.

        In the event that the severance and other benefits provided for in the Employment Agreements or otherwise payable to the Named Executive Officers had constituted "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and would have been subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive would have received either the full amount of such severance benefits or such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Internal Revenue Code. After taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive would have received the amount that, on an after-tax basis, resulted in the greatest amount of severance benefits, notwithstanding that all of some portion of such severance benefits may have been taxable under Section 4999 of the Code.

COMPENSATION OF DIRECTORS

        Effective September 12, 2014, directors who are not employees of the Company or its subsidiaries are entitled to an annual fee of $50,000. A non-employee Chairman of the Board is entitled to receive an additional fee of $60,000. Chairmen of each of the standing committees are each entitled to receive an additional fee of $20,000. Audit Committee members are entitled to a cash retainer of $7,000, Corporate Governance Committee members are entitled to a cash retainer of $5,000 and Compensation Committee members are entitled to a cash retainer of $5,000. A non-employee director who does not complete his or her annual service term, upon which the payment of an annual cash retainer was paid, is required to reimburse the Company a pro-rata portion of any such retainer.

        Non-employee directors also receive an equity award issued in the form of restricted stock or options to purchase the Company's common stock worth $75,000 at the time of election or re-election to the Board at the Annual Meeting of Stockholders. Equity awards granted to non-employee directors vest over one year with vesting contingent on attending at least 75% of the regularly scheduled meetings of the Board between the award and vesting dates. All directors met the meeting attendance requirement during the 2015-2016 Board year. All directors are reimbursed for their reasonable travel and other expenses involved in attending Board and committee meetings.

        Effective May 27, 2015, the Share Ownership Policy required that each non-employee director hold Company stock equal to three times his or her annual cash retainer. For shares owned outright, the value is measured by the greater of the cost of acquisition and the market value at the date of measurement. For unvested restricted stock the value is measured by the greater of grant date value and market value. Director compensation for the year ended December 31, 2015 for the Company's non-employee directors is set forth in the following table:

Name	Fees Earned in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Victor J. Barnhart	18,333	—	—	18,333
Joe F. Colvin	77,662	74,160	—	151,822
Katina Dorton	71,433	74,160	—	145,593
Daniel Fox	75,816	74,160	—	149,976
David Lusk	48,846	74,160	—	123,006
Stephen A. Romano	60,449	74,160	—	134,609
John T. Sahlberg	46,500	74,160	—	120,660

(1)
This amount represents the aggregate grant date fair value of the restricted stock award granted in fiscal year 2015 determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of the grant are disclosed in Note 18 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. The number of shares awarded each of the non-employee directors in 2015 was 1,600, equivalent to $75,000 divided by the fair market value of the stock on May 28, 2015 rounded to the nearest 100 shares. The fair market value of the Company's common stock on the award dates was $46.35 on May 28, 2015. The aggregate number of stock and option awards outstanding as of December 31, 2015 for each non-employee director is reported in the supplemental table below.

	Aggregate Number of Shares at December 31, 2015
Name	Restricted Stock Awards (#)	Option Awards (#)
Victor J. Barnhart	1,600	—
Joe F. Colvin	1,600	—
Katina Dorton	1,600	—
Daniel Fox	1,600	—
David M. Lusk	1,600	—
Stephen A. Romano	1,600	—

        At its March 3, 2016 meeting, the Board approved, as set forth in the table below, the non-employee Board compensation for the 2016-2017 Board service period (June 3, 2016 to the 2017 Annual Meeting of Stockholders), unchanged from the 2015-2016 Board service period.

Annual Cash Retainer	$50,000
Dollar Value of Equity Award(1)	$75,000
Non-employee Chairman of the Board	$60,000
Committee Chairman Annual Fee:
Audit Committee	$20,000
Corporate Governance Committee	$20,000
Compensation Committee	$20,000
Committee Cash Retainer, payable quarterly:
Audit Committee	$7,000
Corporate Governance Committee	$5,000
Compensation Committee	$5,000

(1)
The type of equity award issued will be selected by the non-employee director and can be in the form of restricted stock or options to purchase the Company's common stock. Equity awards will vest over one year with vesting contingent on the non-employee director attending at least 75% of the regularly scheduled Board meetings and meetings of committees of which a director is a member. Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company's stock on the grant date.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

        The following tables set forth, as of April 8, 2016, the beneficial ownership of the Company's common stock by (i) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company's common stock; (ii) each of the Company's directors, director nominees and executive officers; and (iii) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, to the knowledge of the Company each beneficial owner identified has sole voting and investment power for the shares indicated. The information provided in the tables below is based on our records, information filed with the SEC and information provided to the Company. Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: US Ecology, Inc., 251 E. Front St., Suite 400, Boise, Idaho 83702.

        Beneficial ownership is determined in accordance with SEC rules. Shares of the Company's common stock subject to options exercisable within sixty (60) days of April 8, 2016 are deemed outstanding for calculating the percentage of outstanding shares of the person holding such options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage of beneficial ownership is based upon shares of common stock outstanding on April 8, 2016.

(a)   Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,017,498	(1)	9.3
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	1,338,997	(2)	6.2
Silvercrest Asset Management, Group LLC 1330 Avenue of the Americas, 38th Floor New York, NY 10019	1,250,282	(3)	5.7
Bares Capital Management, Inc. 12600 Hill Country Blvd. Suite R-230 Austin, TX 78738	1,244,688	(4)	5.7

(1)
Information obtained solely from Schedule 13G/A filed on January 27, 2016, wherein BlackRock, Inc. is identified to possess sole voting power of 1,972,288 shares and sole dispositive power of 2,017,498 shares.

(2)
Information obtained solely from Schedule 13G filed on February 11, 2016, wherein the shares are reported to be beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of Franklin Resources, Inc. Franklin Resources, Inc. reported that it or its direct or indirect subsidiaries possess sole voting and dispositive power with respect to 1,338,997 shares.

(3)
Information obtained solely from Schedule 13G filed on February 16, 2016, wherein Silvercrest Asset Management LLC is identified to possess the shared power to vote and dispose of 1,250,282 shares together with Silvercrest L.P. and Silvercrest Asset Management Group Inc.

(4)
Information obtained solely from Schedule 13G/A filed on February 16, 2016, wherein Bares Capital Management, Inc. is identified to possess the shared power to vote and dispose of 1,244,284 shares. Bares Capital Management, Inc. reported that Brian Bares possesses the sole power to vote, or direct the vote, and to dispose, or direct the disposition, of 404 shares and shares the power to vote, or direct the vote, and to dispose, or direct the disposition, of 1,244,284 shares.

(b)   Directors, Director Nominees and Executive Officers

Directors and Director Nominees	Shares Owned	Right to Acquire (Exercisable within 60 days of Record Date)	Total	Percent of Class
Joe F. Colvin	12,000	—	12,000	*
Katina Dorton	2,800	—	2,800	*
Jeffrey R. Feeler	56,163	27,433	83,596	*
Daniel Fox	6,040	—	6,040	*
David M. Lusk	3,000	—	3,000	*
Stephen A. Romano	28,295	—	28,295	*
John T. Sahlberg	1,600	—	1,600	*
Executive Officers
Jeffrey R. Feeler	56,163	27,433	83,596	*
Steven D. Welling	17,981	17,001	34,982	*
Simon G. Bell	24,843	16,606	41,449	*
Eric L. Gerratt	27,290	32,216	59,506	*
Mario Romero	6,795	4,167	10,962	*
All directors, director nominees and executive officers as a group	186,807	97,423	284,230	1.3

*
Represents less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

        As disclosed in the Company's Form 10-Q for the period ending June 30, 2015, EQ Industrial Services, Inc., a wholly-owned subsidiary of the Company, leased a property for use in its business from KDM Land Company, LLC ("KDM") under a lease that was in effect prior to the Company's acquisition of EQ in June 2014. One of our directors, David Lusk, who will not be standing for reelection at the Annual Meeting, is a 29% owner of KDM. On March 20, 2015, EQ Northeast, Inc., a wholly-owned subsidiary of the Company, acquired the property from KDM for $1.1 million.

        EQ Industrial Services, Inc. also leased another property for use in its business from KDM for $10,000 per month under a lease that was in effect prior to the Company's acquisition of EQ in June 2014. On March 20, 2015, EQ Industrial Services, Inc. paid KDM $150,000 to terminate the lease for the property.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 "reporting persons" including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees. The Company is required to disclose in this Proxy Statement each reporting person whom it knows failed to file any required reports under Section 16 on a timely basis.

        On August 11, 2015 a Form 4 was filed to report the disposition of shares by Stephen A. Romano, which was subsequently discovered to have overstated the number of shares disposed by 1,000 shares and was corrected by the filing of an amendment on January 20, 2016. On March 28, 2016 a Form 4 was filed to report the disposition of shares by Mario Romero that occurred on June 22, 2015. Based solely on review of Section 16 reports furnished to the Company and written statements from the reporting persons confirming that no other reports were required, to the Company's knowledge all other Section 16 reports applicable to known reporting persons were timely filed throughout the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2015, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2015, no executive officer of the Company served as:

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company;

  •
  A director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

  •
  A member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one in writing to the following address: Wayne R. Ipsen, Secretary, 251 E. Front St., Suite 400, Boise, Idaho 83702; Telephone: (208) 331-8400. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS

        Management and the Board of Directors of the Company know of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

        A copy of the Company's Annual report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 251 E. Front St., Suite 400, Boise, Idaho 83702 or may be accessed on the Internet at: www.usecology.com.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. US ECOLOGY,INC. 251 E. FRONT STREET SUITE 400 BOISE, ID 83702 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees Joe F. Colvin For 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 Abstain 0 01 02 Katina Dorton NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 03 Jeffrey R. Feeler 04 Daniel Fox 05 Stephen A. Romano 06 John T. Sahlberg The Board of Directors recommends you vote FOR proposals 2 and 3: 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2016. 0 0 0 3. To approve, by non-binding vote, executive compensation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000285414_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com US ECOLOGY, INC. Annual Meeting of Stockholders June 2, 2016 8:00 AM EDT This proxy is solicited by the Board of Directors US ECOLOGY, INC. The stockholder(s) hereby appoint(s) Jeffrey R. Feeler and Wayne R. Ipsen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of US Ecology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. EDT on June 2, 2016 at the US Ecology, Inc.-Regional Office, 17440 College Parkway, Suite 300, Livonia, Michigan 48152 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side 0000285414_2 R1.0.1.25

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PROXY SOLICITATION AND VOTING INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
CORPORATE GOVERNANCE
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
ELECTION OF DIRECTORS PROPOSAL NO. 1
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL NO. 3
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
HOUSEHOLDING
OTHER MATTERS